Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

MyStemKits, Inc.

STEM Education Holdings Pty Limited

STEMify Limited (formerly Robo 3D Ltd.)

Boxlight, Inc.

and

Boxlight Corporation

Dated as of

February 3, 2020

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated February 3, 2020 (“Execution Date”), is made by and among MyStemKits, Inc,, a Delaware corporation (the “Company” or the “Seller”); STEM Education Holdings Pty Limited (“STEM Education”), the sole shareholder of the Company and a 100% owned subsidiary of STEMify Limited, formerly, Robo 3D Ltd., a corporation organized under the laws of Australia (“STEMify”); Boxlight, Inc., a Washington corporation (the “Buyer”); and Boxlight Corporation, a Nevada corporation (“BOXL”).

The Buyer and BOXL are hereinafter sometimes collectively referred to as the “Buying Parties”; the Seller, STEM Education and STEMify are hereinafter sometimes collectively referred to as the “Selling Parties”; and the Buying Parties and the Selling Parties are each referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise defined elsewhere herein, all other capitalized terms used in this Agreement are defined in Article I, below.

RECITALS

WHEREAS, Seller is engaged in the business of developing, selling and distributing 3D printable science, technology, engineering and math (“STEM”) curriculums incorporating 3D printed project kits for education, and owns the right to manufacture, market and distribute Robo 3D branded 3D printers and associated hardware for the global education market (the “Business”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, convey, assign and transfer to Buyer the Acquired Assets, and the Buyer is willing to assume, pay and discharge, when due, the Assumed Liabilities, all pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, The Acquired Assets and Assumed Liabilities are assets and liabilities of Seller and are to be purchased and assumed by Buyer, free and clear of any Liens other than Permitted Liens, all in the manner and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Accounts Receivable” means all accounts receivable and notes receivable on and from the Closing Date, including unpaid interest on any such accounts receivable and any security or collateral relating thereto.

“Account Receivable Purchase Agreement” means the agreement dated 27 June 2019 between the Seller and FCFS, Inc.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Adjustment Date” has the meaning set forth in Section 7.3.

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“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.2.

“Ancillary Agreements” means, collectively, all Exhibits to this Agreement and other agreements to be executed in connection with the transactions contemplated by this Agreement.

“Assignee” has the meaning set forth in Section 11.2.

“Assumed Contracts” has the meaning set forth in Section 2.5(a).

“Assumed Contractual Liabilities” has the meaning set forth in Section 2.3(b).

“Assumed Employee Entitlements” means in relation to those Seller Employees who and accept offers of employment with Buyer and commence employment as Buyer Employees, any and all accrued statutory leave and other entitlements of such Seller Employees including under Employee Benefit Plans or otherwise; provided, however, that Assumed Employee Entitlements shall not mean or include any rights or obligations under existing employment agreements with Braydon Moreno, Hannah Olson, Jacob Kabili, and Christian Carter, or any other employee entitlements owed any Seller Employee who does not accept offers of employment with Buyer; all of which shall be Excluded Contracts and Excluded Employee Entitlements; provided, further, that accrued salary, commissions and other obligations owing to Ryan Legudi (aggregating $ 23,806 as at 30 November 2019) shall be Assumed Employee Entitlements and shall be paid in the manner set forth in this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Payables and Expenses” has the meaning set forth in Section 2.3(a).

“Available Contracts” has the meaning set forth in Section 2.5(a).

“BOXL” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in Georgia are authorized by law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Employees” has the meaning set forth in Section 6.4(b).

“Buyer Representatives” has the meaning set forth in Section 10.2(c).

“Buying Parties” has the meaning set forth in the Preamble.

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“Claim” means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” has the meaning set forth in Section 5.1(d).

“Contract” means any written contract, agreement, lease or sublease, license or sublicense, instrument, indenture, commitment or undertaking.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Due Diligence Materials” means all written information, documents, information, records or other materials contained in the due diligence data room established by the Selling Parties for the purposes of the Buying Parties undertaking due diligence on the Company prior to the execution of this Agreement as at the day prior to the Execution Date, hosted at an online Google Drive location https://drive.google.com/open?id=1pUTue-Cy61YYAqe0HKu57w72BXz7a3ri which is accessible using a link provided by the Seller.

“Employee Benefit Plans” means mean each employment, collective bargaining or consulting contract, or each deferred compensation, profit sharing, pension, bonus, stock option, stock purchase or other fringe benefit or compensation contract, commitment, arrangement or plan (whether written or oral) for persons who are employed at any of the Business, including each plan as defined in Sections 3(3) or 3(37)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which Seller has established or maintained, or under which Seller has an obligation to make contributions or to pay benefits for the benefit of persons employed at the Business who are, were or will become entitled to such benefits in accordance with the terms of such Employee Benefit Plan as employees, former employees, retirees, directors or independent contractors (or their dependents, spouses or beneficiaries) of Seller or its predecessor in interest or any employer which would constitute an ERISA affiliate.

“Employment Offers” shall mean the offers of employment to Ryan Legudi and Braydon Moreno as set forth in Section 6.2(a).

“Equipment” has the meaning in Section 2.1(e).

“ERISA” has the meaning set forth in the definition of Employee Benefit Plans.

“ERISA Affiliate” includes all employers (whether or not incorporated) which by reason of common control are treated together with Seller as a single employer within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contract” has the meaning set forth in Section 2.5(a).

“Excluded Employee Entitlements” means (a) any obligations under existing employment agreements with Braydon Moreno, Hannah Olson, Jacob Kabili, and Christian Carter, all of which shall be Excluded Contracts, and (b) in relation to those Seller Employees who do not accept offers of employment with Buyer or otherwise commence employment as Buyer Employees, any and all accrued statutory leave and other entitlements of such Seller Employees including under Employee Benefit Plans or otherwise.

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“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the Preamble.

“FSU” means the Florida State University Research Foundation, Inc., and its successors in interest.

“FSU License Agreement” means the license agreement dated 25 June 2018 between FSU and Seller (as assigned by Robo 3D to the Company and assumed by the Company).

“Furnished Financial Statements” has the meaning set forth in Section 5.1(n).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means, for any Person, as applicable, such Person’s articles or certification of organization or formation, bylaws, operating or partnership agreement or other governing documents.

“Governmental Authority” means any agency, division, subdivision or governmental or regulatory authority or any adjudicatory body thereof, of the United States, or any state thereof.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Intellectual Property” means (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part or reissue patent applications and patents issuing thereon including any foreign counterparts thereof (collectively, “Patents”), (b) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (c) copyrights and registrations and applications therefor and works of authorship and mask work rights, including but not limited to HTML, text and graphic designs of the Company (collectively “Copyrights”), and (d) discoveries, concepts, ideas, research and development, know-how, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals of Seller, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein and, in each case, all related technology, whether presently existing or created or acquired anywhere in the world between the date of this Agreement and the Closing Date.

“Inventory” has the meaning set forth in Section 2.1(f).

“JAMS” has the meaning set forth in Section 11.3.

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“Knowledge of Buying Parties” or any other similar term or knowledge qualification means the actual knowledge of the Buyer and BOXL, after due inquiry.

“Knowledge of Selling Parties” or any other similar term or knowledge qualification means the actual knowledge of any one or more of the Seller, STEM Education, STEMify, Ryan Legudi and Braydon Moreno, in each case, after due inquiry.

“Lease” means any lease of real or personal property.

“Leased Real Property” means, specifically excluding any Excluded Asset, the interests in real property let, leased or subleased by Seller, as tenant, subtenant, lessee or sublessee, or in which the Seller has been granted a possessory interest or right to use or occupy all or any portion of the same including, as the same are evidenced by all short form leases, memoranda and amendments relating to the foregoing, together with, to the extent let, leased, used or occupied by Seller in connection with the Business or the Acquired Assets, any and all buildings and other structures, facilities or Improvements located thereon (and any present or future rights, title and interests arising from or related to the foregoing).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceeds (public or private), or claims of any proceedings by or before a court or other Governmental Authority.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation or order enacted, adopted, promulgated, issued or applied by any Governmental Authority or other similar authority.

“Liability” means any debt, liability, commitment or obligation of any kind (whether direct or indirect, known or unknown, fixed, absolute or contingent, matured or unmatured, asserted or not asserted, accrued or unaccrued, liquidated or unliquidated).

“License” means any license of Intellectual Property of other Acquired Assets in which the Seller is the licensee, sublicensee, licensor or sublicensor, as applicable.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (judicial, statutory or other), conditional sale agreement, claim or liability.

“Listing Rules” means the official listing rules of the Australian Securities Exchange.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any circumstances, state of facts, event, change or effect that would reasonably be expected to have or that results in a material adverse effect on (i) Seller’s operations (financial or otherwise), taken as a whole, or (ii) Seller’s ability to close the transactions contemplated by this Agreement and the Ancillary Agreements (except as permitted under this Agreement); provided, however, that any adverse effect resulting from any circumstances, state of facts, event, change or effect caused by events, changes or developments relating to any of the following shall not be a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest rates or currency exchange rates; (b) changes in, or required by, applicable law or general legal, Tax, regulatory or political conditions; (c) changes required by GAAP; (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) earthquakes, hurricanes, floods, or other natural disasters; (f) changes generally affecting the education industry; (g) the effect of the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement on any of Seller’s relationships, contractual or otherwise, with customers, providers, suppliers, vendors, lenders, strategic venture partners or employees; (h) any affirmative action knowingly taken by Buyer or any of their respective Affiliates; (i) any action taken by any of Seller or its Affiliates at the express request of Buyer; (j) the failure by Seller to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement; or (k) strikes, work stoppages or other labor disturbances.

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“MyStemKits Assets” has the meaning set forth in Section 2.1(b).

“MyStemKits Purchase Agreements” means collectively (a) the asset purchase agreement dated 9 June 2018 between MyStemKits.Com, LLC, a Georgia limited liability company (“MSK.Com”), as seller, and Robo 3D, as buyer, pursuant to which MSK.Com sold to Robo 3D certain assets used and/or useful in connection with developing and licensing technology and software for standards-driven instruction and 3D printable manipulatives to align with STEM curriculum in K-12 education (the “Robo 3D Business”), and (b) the assignment and assumption agreement dated as of August 21, 2018, pursuant to which the Company, as nominee for Robo, acquired all of the assumed contracts and assumed all of the assumed liabilities under the 9 June 2018 asset purchase agreement..

“Ordinary Course of Business” means that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(i) is consistent in nature, scope and magnitude with the past practices of such Person, and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permitted Lien” means the Lien held by FCFS, Inc. under the Accounts Receivable Purchase Agreement and any immaterial mechanics Lien or materialman’s Lien.

“Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, easements, franchises, approvals, authorizations, orders and other similar rights (or any waivers of the foregoing) issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

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“Purchase Note” has the meaning set forth in Section 3.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Prior Purchase Agreements” means the collective reference to the MyStemKits Purchase Agreements and the Robo ABC Asset Purchase Agreement.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Representative” means, with respect to any Person, any director, officer, principal, shareholder, member, partner, attorney, employee, agent, consultant, accountant, or any other Person acting in a representative capacity for such Person.

“Revenue Share” means the payments owed to Mystemkits.com LLC pursuant to clause 1.5(d) of the MyStemKits Purchase Agreements.

“Robo 3D” means Robo 3D, Inc., a California corporation

“Robo 3D Assets” has the meaning set forth in Section 2.1(a).

“Robo ABC Asset Purchase Agreement” means the asset purchase agreement dated 29 July 2019 between Robo 3D (ABC), LLC, a California limited liability company, Robo 3D, and the Seller pursuant to which Robo 3D (ABC) sold to Robo 3D, as assignor, certain Intellectual Property, and Robo 3D assigned such assets and Intellectual Property to the Company, as buyer.

“Securities Act” has the meaning set forth in Section 3.2.

“Seller” has the meaning set forth in the Preamble.

“Seller Employees” means Ryan Legudi, Braydon Moreno, Hannah Olsen and Jacob Kabili.

“Seller Disclosure Schedule” means the seller disclosure schedule attached hereto as Exhibit D.

“Seller Representatives” has the meaning set forth in Section 10.2(b).

“Selling Parties” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 7.3.

“Survival Period” has the meaning set forth in Section 10.1.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

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“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law), which taxes shall include all income taxes, payroll and employee withholding unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Taxes” has the meaning set forth in Section 7.1.

“Transfer” has the meaning set forth in Section 2.1.

ARTICLE 2

PURCHASE AND SALE OF THE ACQUIRED ASSETS

Section 2.1 Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, except for the Excluded Assets, the Seller shall sell, transfer, assign, convey and deliver (collectively, “Transfer”) to the Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in, to and under substantially all of Seller’s assets and properties, wherever located, including all direct or indirect, right, title and interests of Seller and the Company Stockholder in and to all the tangible and intangible assets, properties, rents, claims and executory and other contracts used in connection with the Business, to the extent transferable. The Acquired Assets shall be acquired by the Buyer free and clear of any and all Liens other than Permitted Liens. As used herein, the term “Acquired Assets” shall mean and include the following assets of Seller as at the Closing Date, but excluding the Excluded Assets:

(a) all cash, Accounts Receivable (other than accounts receivable, if any, sold to FCFS Inc. under the Accounts Receivable Purchase Agreement), inventory and other working capital, brand names, trademarks, websites, customer lists, software code, designs and other Intellectual Property relating to Robo 3D (“Robo 3D Assets”), whether acquired by any one or more Seller or any Selling Parties pursuant to the Prior Purchase Agreements, or otherwise;

(b) all cash, Accounts Receivable (other than accounts receivable, if any, sold to FCFS Inc. under the Accounts Receivable Purchase Agreement), inventory and other working capital, brand names, trademarks, websites, customer lists, software code, designs and other Intellectual Property relating to MyStemKits (“MyStemKits Assets”), whether acquired by any one or more Seller or any Selling Parties pursuant to the Prior Purchase Agreements, or otherwise;

(c) the FSU License Agreement and all of the Seller’s rights thereunder, to be assigned as of the Closing date and attached hereto as Exhibit A;

(d) in addition to the items included in the Robo 3D Assets and MyStemKits Assets, all other cash and marketable securities, including uncashed/unnegotiated checks and other forms of payment to the Seller, commercial paper, treasury bills, certificates of deposit, bank accounts, instruments and investments of the Seller at Closing;

(e) all of Seller’s rights and interests in the web domain names in relation to the Robo 3D Assets and the Business, including those listed on Seller Disclosure Schedule 2.1(e);

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(f) all of Seller’s rights and interests in security and utility deposits, credits, allowance, prepaid assets or charges, advance payments, escrows, rebates, setoffs, prepaid expenses and other prepaid items related to the Acquired Assets, including utility deposits and security deposits relating to Seller’s real estate Leases;

(g) all machinery, equipment, furniture, fixtures, office equipment and related supplies (collectively, “Equipment”) that are owned or leased or used by Seller under an Assumed Contract, including the Equipment set forth on Seller Disclosure Schedule 2.1(g);

(h) in addition to the items included in the Robo 3D Assets and MyStemKits Assets, all of Seller’s other right, title and interest in and to (i) to all raw materials, work in process and finished goods inventory owned or used by Seller on the Closing Date, including, all packaging materials (the “Inventory”)’ which Inventory shall include, but shall not be limited to, Inventory in transit, located in outside warehouses and consignment inventory located at customer sites and (ii) all warranties received from suppliers with respect to such Inventory;

(i) all of Seller’s rights and interests in all social accounts, social networks, contacts, leads or other social intelligence in relation to the Business;

(j) all and interests of the Seller in all customer or supplier lists, databases and/or user data in relation to the Business, including without limitation those set forth on Seller Disclosure Schedule 2.1(j);

(k) in addition to the items included in the Robo 3D Assets and MyStemKits Assets, all other Intellectual Property owned, licensed, leased or otherwise used by the Seller in the Business, including but not limited to computer software, customized codes, proprietary algorithms or systems, and other intangible assets associated with the Business and the Acquired Assets (to the extent transferable) including without limitation the Intellectual Property set forth on Seller Disclosure Schedule 2.1(k);

(l) all telephone, facsimile numbers, web domain names, websites and other communication methods used or held for use by the Seller in the Business, including without limitation those set forth on Seller Disclosure Schedule 2.1(l);

(m) all promotional and advertising materials relating exclusively to the Business, including all catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, and dealer and distributor lists;

(n) all (i) rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Seller in relation to the Business, and (ii) rights under all guarantees, warranties, indemnities and similar rights in favor of the Seller in relation to the Business;

(o) all rights and benefits under all Assumed Contracts (hereinafter defined) including the one real estate leases to which Seller is a party;

(p) all rights of Seller to the warranties and licenses received from suppliers of Acquired Assets,

(q) all of Seller’s rights and interests in Permits held by the Seller relating to the Business or Acquired Assets, including those set forth on Seller Disclosure Schedule 2.1(q), to the extent transferable in accordance with applicable Law.

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(r) all of Seller’s right, title and interest in all books, records, files, data, reports, plans, surveys and property records in relation to the Business;

(s) all third-party business interruption, property or casualty insurance proceeds, to the extent covered by insurance policies included in the Assumed Contracts and which are receivable by Seller in relation to the Business or the Acquired Assets or the Assumed Liabilities after the Closing Date, based on insurable events that occurred either prior to subsequent to the Closing Date;

(t) to the extent not prohibited by Legal Requirements and not subject to attorney-client privilege or other work product privilege, all documents and other books and records (including financial, accounting, personnel files of Buyer Employees), except to the extent related to the Excluded Assets or the Excluded Liabilities, and correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business records, in each case, that are used in connection with the Acquired Assets, the Assumed Liabilities, or the Business; provided, however, that Seller shall be permitted to have access to all of the foregoing for a period of three (3) years following the Closing Date;

(u) all HTML, text and graphic designs in relation to the Business;

(v) all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements (in each case, to the extent transferrable) or key employee retention plans or similar arrangements with (or for the benefit of) employees and agents of Seller or with third parties (including any non-disclosure or confidentiality, non-compete, or non-solicitation agreements (in each case, to the extent transferrable), to the extent included as an Assumed Contract;

(w) all proceeds and products of any and all of the foregoing Acquired Assets;

(x) the goodwill of the Seller and its Business as a going concern; and

(y) all other assets, if any, relating to the Business and not listed above.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not acquire or (in the case of Section 2.2(a) below) be entitled to retain, any of the following assets and properties (the “Excluded Assets”):

(a) all rights to the capital stock of Seller, its certificate of incorporation, bylaws and all seals, minute books, charter documents, equity record books and such other books and records as pertain to the organization, existence or capitalization of Seller;

(b) any Excluded Contracts that are listed on Seller Disclosure Schedule 2.2(b) annexed hereto, and all of Seller’s rights thereunder;

(c) the Account Receivable Purchase Agreement and all of the Seller’s rights thereunder, including any accounts receivable sold to FCFS, Inc. under such Account Receivable Purchase Agreement;

(d) all rights of the Seller to the Purchase Price;

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(e) subject to Section 2.5(c), any Permits held by Seller that are not assignable or transferrable and which are listed on Seller Disclosure Schedule 2.2(e) annexed hereto;

(f) all rights under any Employee Benefit Plans that are not expressly included in Assumed Contracts; and

(g) all rights of Seller arising under this Agreement and under any other agreement between Selling Parties and Buying Parties entered into in connection with this Agreement.

Section 2.3 Assumption of Liabilities. At the Closing, Buyer shall assume, and thereafter pay, perform and discharge, when due one those specific liabilities set forth on Seller Disclosure Schedule 2.3 and the following liabilities (collectively, the “Assumed Liabilities”):

(a) those specific accounts payable and accrued expenses of the Company that are set forth on Seller Disclosure Schedule 2.3 (the “Assumed Payables and Expenses”); provided, that the Assumed Liabilities reflected on Seller Disclosure Schedule 2.3 that relates to Assumed Employee Entitlements owed to Ryan Legudi shall be paid in accordance with Section 3.2(b) of this Agreement and

(b) all liabilities and obligations under and with respect to Assumed Contracts and Assumed Leases and Licenses that shall first arise for all periods following after the Closing Date (collectively, the “Assumed Contractual Liabilities”); provided, however, that additional rent items, such as percentage rents, common area maintenance charges, prorated taxes or other charges for which the Seller may be liable to any landlord shall not be deemed Assumed Contractual Liabilities and are the responsibility of the Seller up to the Closing Date;

(c) the Assumed Employee Entitlements;

(d) all liabilities and obligations of the Seller that may arise from and after the Closing Date under the FSU License Agreement assigned to the Buyer; and

(e) all liabilities and obligations of the Seller in relation to the Revenue Share.

Section 2.4 Excluded Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any of the other Selling Parties of whatever nature, whether presently in existence or arising hereafter, including without limitation any Claims asserted or unasserted, known or unknown for injuries to persons or property which are related to circumstances or events that predate the Closing of the transaction contemplated hereunder. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller and the other Selling Parties (all such liabilities are, collectively, the “Excluded Liabilities”). Without limiting the foregoing, except as expressly provided by Section 2.3 above, neither the Buyer, BOXL nor any of their Affiliates will be deemed to have assumed or be liable for; (a) any capitalized leases not included in the Assumed Contracts, long-term debt, current liabilities, or any other liabilities of the Seller and the other Selling Parties whether or not reflected on the balance sheets of the Seller; (b) any Liens, other than Permitted Liens; (c) any intercompany liabilities or amounts due to the STEM Education, STEMify or other Affiliates of the Selling Parties; (d) any Excluded Employee Entitlements; (e) any obligations or liabilities of the Seller under the Account Receivable Purchase Agreement; (f) any obligations or liabilities of the Seller under the Prior Purchase Agreements (g) any liabilities of Selling Parties or any of its Affiliates accruing or arising on or before the Closing Date, unless expressly set forth in Section 2.3 above; or (h) any liability or obligation of the Selling Parties to any broker, finder or similar party.

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Section 2.5 Assignment and Assumption of Contracts.

(a) Seller Disclosure Schedule 2.5(a) sets forth a list of all executory Contracts (including all purchase orders, supply agreements, joint venture agreements, operating and joint operating agreements, participation agreements, and all Leases and Licenses relating to the Business or the Acquired Assets) to which the Seller is a party (collectively, the “Available Contracts”). Seller Disclosure Schedule 2.5(a) sets forth which Available Contracts relating to the Business or the Acquired Assets that Buyer wishes to assume (collectively, the “Assumed Contracts”). All Available Contracts, other than Assumed Contracts, shall not be considered Assumed Contracts or Acquired Assets and shall automatically be deemed “Excluded Contracts”. For the avoidance of doubt the Buyer and Seller each acknowledges and agrees that the FSU License Agreement, all rights and obligations of the Seller the Prior Purchase Agreements and the Revenue Share are material and necessary to the operation of the Business and use of the Acquired Assets and will be acquired by and assumed by the Buyer on Closing. However, for the avoidance of doubt, except as set forth in Section 2.3 and other than as provided in the preceding sentence, (x) Buyer shall not assume or otherwise have any Liability with respect to any Excluded Contract and (y) any employment agreement or collective bargaining agreement to which Seller may be bound or party to shall be an Excluded Contract.

(b) The Seller and Buyer, as applicable, shall use commercially reasonable efforts to assign, or cause to be assigned, the Assumed Contracts to Buyer.

(c) At Closing, Seller shall assign, or cause to be assigned, to Buyer or to a designee of Buyer, if applicable, each of the Assumed Contracts that is capable of being assumed and assigned, and buyer shall assume and perform and discharge the Assumed Liabilities, if any, under the Assumed Contracts.

Section 2.6 Limitations on Assignability.

(a) This Agreement and the instruments and documents executed and delivered herewith will constitute an assignment of all Acquired Assets; provided, however, that neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption of any Acquired Asset, or an attempted assignment or an attempted assumption thereof, to the extent that, without the consent of a third party, such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof.

(b) With respect to such Assumed Contracts, Seller hereby appoints, effective as of the Closing Date, Buyer as Seller’s agent and attorney-in-fact, effective as of the Closing Date, to act for Seller in obtaining the benefits and performing Seller’s obligations under such Contracts, but only to the extent any action to obtain such benefits and any such delegation of duties may be made without violation thereof and, in each case, at the sole cost and expense of Buyer without any liability or obligation of Seller. Any payments pursuant to such items received by Seller following Closing shall be promptly remitted to Buyer.

ARTICLE 3

CONSIDERATION

Section 3.1 Total Consideration. In addition to the Assumed Liabilities the total aggregate consideration for the sale, transfer, assignment and conveyance of the Acquired Assets will be the sum of Six Hundred Thousand Dollars ($600,000) (“Purchase Price”). The Purchase Price shall be payable on the Closing Date in the form of (a) Two Hundred Fifty Thousand Dollars ($250,000) in cash, and (b) Three Hundred Fifty Thousand Dollars ($350,000) in the form of a term note payable in four (4) quarterly installments of principal and interest, which interest will accrue at a rate of seven percent (7.0%) per annum on a daily basis (“Purchase Note”) in the form of Exhibit B.

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Section 3.2 Purchase Price Reduction.

(a) The $250,000 cash portion of the Purchase Price payable at Closing shall be reduced on a dollar-for-dollar basis by the amount of those specific Assumed Payables and Expenses (excluding the Assumed Employee Entitlements) indicated on Seller Disclosure Schedule 2.3 as Assumed Liabilities that are assumed by the Buyer at Closing and paid by the Buyer following the Closing Date. ..

(b) All Assumed Employee Entitlements owed to Ryan Legudi will be repaid in four (4) equal quarterly installments at the same time as installments of principal and interest are paid pursuant to the Purchase Note, and shall reduce that portion of the Purchase Price payable pursuant to the Purchase Note.

ARTICLE 4

CLOSING AND DELIVERIES

Section 4.1 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the first Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 8, or on such other date or at such other place and time as may be mutually agreed to by the Parties (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 4.2 Seller’s Deliveries. At the Closing, the Selling Parties shall deliver the following to Buyer:

(a) The sale, transfer, assignment, conveyance and delivery of the Acquired Assets, including but not limited to the Assumed Contracts, by such bills of sale, certificates of title, documents, deeds, endorsements, assignments and other instruments of transfer and conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets;

(b) short form instruments of assignment of the Patents and Trademarks and other Intellectual Property that are owned by Seller and included in the Acquired Assets, if any, duly executed by the Seller, in form for recordation with the appropriate United States Governmental Authorities, and in customary form reasonably acceptable to the Parties;

(c) a secretary’s certificate for Seller attaching and certifying its (i) Governing Documents; and (ii) resolutions of the board of directors of Seller approving this Agreement, the Exhibits hereto and the transactions contemplated hereby.

(d) a deed of assignment and assumption of the FSU License and the Prior Purchase Agreements in relation to the assignment to the Buyer of all of the Seller’s rights thereunder from and after the Closing Date; and

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(e) a deed of assignment and assumption of the Revenue Share in relation to the assignment to the Buyer of all of the Seller’s rights under the Revenue Share; and

(f) the written consents of each of FSU, Robo3D and Robo 3D (ABC), LLC to the assignment to the Buyer of the rights of Seller or any other Selling Parties under each of the FSU License, the MyStemKits Asset Purchase Agreement, the Robo ABC Asset Purchase Agreement and the Revenue Share; and

(g) evidence of the release of the Lien held by FCFS, Inc. under the Accounts Receivable Purchase Agreement; and

(h) evidence of the release of the Lien held by Denlin Nominees Pty Ltd, a corporation organized under the laws of Australia, in relation to the Robo ABC Asset Purchase Agreement.

Section 4.3 Buyer’s Deliveries. At the Closing, the Buying Parties shall deliver or procure the delivery of the following to Seller:

(a) Two Hundred Fifty Thousand Dollars ($250,000) in cash to be made in United States Dollars in immediately available funds by wire transfer of funds to the account nominated in writing by each Seller;

(b) the Purchase Note;

(c) an assumption agreement to the Seller, pursuant to which Buyer shall assume all of the Assumed Liabilities;

(d) the Employment Offers;

(e) a secretary’s certificate for each of the Buying Parties attaching and certifying their respective (i) Governing Documents; and (ii) resolutions of the board of directors of each of BOXL and the Buyer approving this Agreement, the Exhibits hereto and the transactions contemplated hereby; and

(f) a deed of assignment and assumption of the FSU License and all of the Seller’s rights and obligations thereunder from and after the Closing Date; and

(g) a deed of assumption of the Revenue Share in relation to the assumption by the Buyer of all of the Seller’s obligations and liabilities under the Revenue Share.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Seller. The Seller represents and warrants to Buyer and BOXL, as of the date hereof and as of the Closing Date, as follows:

(a) Ownership and Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate (or equivalent) power and authority to own, lease and operate its properties and to carry on the Business as currently conducted, and to perform its obligations hereunder and under any Ancillary Agreements to which it is or will be party. Seller is qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases its real property and each other jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

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(b) Authorization and Validity. Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of all Consents, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder, has been, or on the Closing Date will be, duly authorized by all necessary corporate action of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and constitutes valid and binding obligations, enforceable against each of the Seller in accordance with its terms.

(c) No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement does not and will not: (i) violate or conflict with any provision of the Seller’s Governing Documents; (ii) violate any provision of law, or any order, judgment or decree of any Governmental Authority applicable to the Seller; (iii) result in or require the creation or imposition of any Liens (other than Permitted Liens and the Lien held by Denlin Nominees Pty Ltd in relation to the Robo ABC Asset Purchase Agreement.) on any of the Acquired Assets; or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract entered into by Seller by which Seller is bound or to which the Acquired Assets are subject.

(d) Consents and Approvals. Seller Disclosure Schedule 5.1(d) sets forth a true and complete list of each consent, waiver, authorization or approval of any Person and each material declaration to or filing or registration with any Governmental Authority that is required to be obtained by any Seller in connection with the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder or thereunder, including, without limitation, any and all material consents and approvals that are required to be obtained, or rights of first refusal, first offer or other similar preferential rights to purchase that are required to be complied with, in connection with the assignment or transfer of any Acquired Assets to Buyer in accordance with the terms of this Agreement (collectively, the “Consents”).

(e) Ownership of Acquired Assets. Seller is in possession, and is the sole owner, of all of the Acquired Assets which were acquired pursuant to the MyStemKits Purchase Agreements, the Robo ABC Asset Purchase Agreement, or otherwise. The Acquired Assets represent all, and not less than all, of the assets and Intellectual Property required or necessary to enable the Buyer to carry out and continue the Business as presently conducted.

(f) Liens on Acquired Assets. Seller has or prior to Closing will obtain good and marketable title to, or a valid and enforceable right by Contract to use, the Acquired Assets which shall be transferred to Buyer free and clear of all Liens, other than Permitted Liens and the Lien held by Denlin Nominees Pty Ltd in relation to the Robo ABC Asset Purchase Agreement). Except for the Excluded Assets, the Acquired Assets constitute all of the assets presently used in, and necessary for the conduct of, the operations of the Business as currently conducted.

(f) Legal Proceedings. Except as set forth on Seller Disclosure Schedule 5.1(f), there are no Claims, Legal Proceedings, inquiries or investigations, at law or in equity, before or by any court, public board or body, pending or, to the best of Knowledge of Selling Parties, threatened against or affecting Seller, the Business or the Acquired Assets, nor is there any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

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(g) Business Operations. Relating solely to the operation of its Business, Seller is not a party to any written or oral:

(i) Contract for the future purchase of Equipment or other fixed assets (other than this Agreement);

(ii) Contracts for the future purchase of materials, supplies or equipment other than in the ordinary course of the Business;

(iii) Contract or other commitment for capital expenditures in excess of normal operating requirements;

(iv) Contract, or other commitment under which Seller is required to supply goods or products to any customer or other person other than in the ordinary course of the Business; or

(v) Contract, arrangement or understanding which is material to the operation of the Business and which has not been previously disclosed in writing to the Buyer.

(h) Environmental. To the Knowledge of Selling Parties, no action, hearing, investigation, complaint, or notice has been filed against Seller with respect to the Business alleging any failure to comply with any applicable United States environmental, health, and safety law, including but not limited to any applicable regulation promulgated by the Environmental Protection Agency of the United States of America and any applicable comparable New York statute or regulation. In addition, none of the Acquired Assets includes any underground or above ground storage tanks or if any such storage tanks exist that they are in compliance with applicable environmental statutes, rules and regulations.

(i) Labor Relations. (i) No Seller Employees are a party to any employment agreement other than as set out in Section 5.1(i) of Seller Disclosure Schedule, or union or Collective Bargaining Agreement with Seller, (ii) no union has been certified or recognized as the collective bargaining representative of any of Seller Employees or, to the Knowledge of Selling Parties, has attempted to engage in negotiations with Seller regarding terms and conditions of a collecting bargaining agreement for the past three (3) years, (iii) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred for the past three years or is occurring, and (iv) to the Knowledge of Selling Parties, no current officer of Seller is subject to any noncompete, nondisclosure, confidentiality, employment or consulting agreements relating to, affecting or in conflict with the Business of Seller (except those with Seller).

(j) Contracts.

(i) Each Assumed Contract is valid, binding, and enforceable in accordance with its terms in all material respects, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(ii) Except as would not be expected to have a Material Adverse Effect, to the Knowledge of Selling Parties each other Person that has any obligation or liability to Seller under any Assumed Contract is in compliance with all terms and requirements of such Assumed Contract.

(iii) Seller has duly performed all of its material obligations under each Assumed Contract to the extent that such obligations to perform have accrued, and no material breach or default, or, to the Knowledge of Selling Parties, alleged material breach or default or event that would (with the passage of time, notice or both) constitute a material breach or default by Seller thereunder has occurred.

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(k) Intellectual Property.

(i) Seller Disclosure Schedule 2.1(k) sets forth a true and complete list of all U.S. and foreign (A) issued Patents and pending applications for Patents; (B) registered Trademarks and pending applications for Trademarks; and (C) registered Copyrights and pending applications for Copyrights, in each case which are owned by a Seller as of the Execution Date and which are material to the Acquired Assets. Seller is the sole owner of all of the applications and registrations set forth on Seller Disclosure Schedule 2.1(k), and all such applications and registrations are in effect and subsisting.

(ii) Except to the extent that would not be a Material Adverse Effect and to the Knowledge of Selling Parties: (A) there are no infringements or misappropriations by any third party of any of the material Intellectual Property of Seller, (B) there is no pending Action to which Seller is a party claiming that Seller has infringed any Intellectual Property of a third party and that would materially adversely affect the Business, and (C) none of the material Seller Intellectual Property infringes on the Intellectual Property of any third party.

(iii) To Knowledge of Selling Parties, the Acquired Assets and any rights provided to Buyer pursuant to the Ancillary Agreements include all material third party Intellectual Property licensed to Seller that are required to conduct the Business in a substantially similar manner as it is presently being conducted by Seller.

(l) Employee Benefits. The Company has no Employee Benefit Plans.

(m) Seller Disclosure Schedule 5.1(m) sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Seller.

(n) Furnished Financial Statements. Seller has delivered to Buyer its unaudited balance sheet, statement of operations and statement of cash flows for the period from incorporation to December 31, 2018, and the unaudited balance sheets and statement of operations for the year ended December 31, 2019 (collectively, the “Furnished Financial Statements”). The Furnished Financial Statements have been and will be prepared in a consistent manner and present fairly the financial position, assets and Liabilities of the Seller as of the dates thereof and the revenues, expenses, results of operations of the Seller for the periods covered thereby. The Furnished Financial Statements are derived from the books and records of the Seller and do not reflect any transactions which are not bona-fide transactions. To the Knowledge of the Selling Parties, the Seller has no reason to believe that the Furnished Financial Statements cannot be audited by BOXL’s accountants following the Closing in accordance with GAAP.

(o) Taxes. All income taxes on the earnings and profits of the Company have been paid by the Company. The Company has paid all sales and use Taxes and all other Taxes required to be paid for all fiscal periods through and including December 31, 2018, and has appropriately paid or accrued all sales and use Taxes and all other Taxes for all periods in 2019. The applicable Seller will file all tax returns for all periods ending December 31, 2019 and shall pay all Taxes for such fiscal period.

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(p) Real Property. Seller owns no real property. Seller Disclosure Schedule 5.1(p) sets forth a true and complete list of all Leases, subleases, licenses and other agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property. Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and to the Knowledge of Selling Parties, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Selling Parties, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

Section 5.2 Representations and Warranties of STEM Education and STEMify. Each of STEM Education and STEMify severally represent and warrant to the Buying Parties, as follows:

(a) Corporate Organization. It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder, has been, or on the Closing Date will be, duly authorized by all necessary corporate action of it, and no other corporate proceedings on the part of it are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by it and constitutes valid and binding obligations, enforceable against it in accordance with its terms.

(b) No Conflict or Violation. The execution, delivery and performance by it of this Agreement does not and will not: (i) violate or conflict with any provision of the its Governing Documents; (ii) violate any provision of law, or any order, judgment or decree of any Governmental Authority applicable to it; or (iii) result in or require the creation or imposition of any Liens (other than Permitted Liens and the Lien held by Denlin Nominees Pty Ltd in relation to the Robo ABC Asset Purchase Agreement) on any of the Acquired Assets.

(c) Payments. All payment obligations in respect of the Prior Purchase Agreements up to (but excluding) the Closing Date the have been duly and validly paid in full and the Selling Parties shall indemnify, defend and hold harmless each of the Buying Parties from any financial obligations to any “seller” under such Prior Purchase Agreements up to (but excluding) the Closing Date.

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Section 5.3 Representations and Warranties of Buying Parties. The Buying Parties hereby jointly and severally represent and warrant to Selling Parties, as follows:

(a) Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. BOXL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of the Buying Parties have all requisite corporate power and authority to own their properties and assets and to conduct their businesses as now conducted.

(b) Authorization and Validity. Each of the Buying Parties has all requisite corporate power and authority to enter into this Agreement and has or will have all requisite corporate power and authority to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of Buying Parties’ obligations hereunder have been, or on the Closing Date will be, duly authorized by all necessary by the board of directors of the Buying Parties, and no other corporate proceedings on the part of Buying Parties are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buying Parties and constitutes valid and binding obligations, enforceable against Buying Parties in accordance with its terms.

(c) No Conflict or Violation. The execution, delivery and performance by Buying Parties of this Agreement to which Buying Parties is or will become a party do not and will not (i) violate or conflict with any provision of the organizational documents of Buying Parties, (ii) violate any provision of law, or any order, judgment or decree of any court or Governmental Authority applicable to Buying Parties; or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buying Parties is party or by which Buying Parties is bound or to which any of Buying Parties’ properties or assets is subject.

(d) Litigation. There are no Claims, Legal Proceedings or investigations pending or, to the Knowledge of Buying Parties, threatened, before any federal or state court, Governmental Authority or Person brought by or against Buying Parties, or any Related Person of Buying Parties that could reasonably be expected to affect the ability of Buying Parties to consummate the transactions contemplated by this Agreement.

(e) Investigation by Buying Parties. Each of the Buying Parties has conducted its own independent review and analysis of the Acquired Assets, the Assumed Liabilities and the Business and acknowledges that Selling Parties have provided Buying Parties with reasonable access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, Buying Parties have relied solely upon its own investigation and analysis and the representations and warranties of Selling Parties set forth in this Agreement.

Section 5.4 Limitation on representations and warranties given by Selling Parties. The Selling Parties are not liable in respect of a Claim for a breach of the representations and warranties given in Section 5.1 (other than the representations and warranties in Sections 5.1(a), 5.1(b), and 5.1(e)) if the fact, matter or circumstance giving rise to the Claim is set out in this Agreement or fairly disclosed in the Due Diligence Materials.

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ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Pre-Closing Covenants of Selling Parties. Each of the Selling Parties covenants to Buying Parties that during the period from the Execution Date through and including the Closing Date:

(a) Conduct of Business Before the Closing Date. The Seller shall operate the Business in all material respects in the Ordinary Course of Business. Without limiting the foregoing and without obtaining the prior consent of Buyer to take any actions not permitted or required by the following clauses, the Selling Parties shall comply with the following affirmative and negative covenants:

(i) Selling Parties shall not take or agree to commit to take any action that would make any representation or warranty of Selling Parties inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(ii) Seller shall keep in full force and effect and pay all premiums and other amounts due under the insurance policies;

(iii) Seller shall not make any material modification to any Assumed Contract;

(iv) Seller shall not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of the Acquired Assets other than the sale of Inventory in the Ordinary Course of Business;

(v) Seller shall not delay the payment of its accounts payable and accrued expenses or accelerate the collection of its accounts receivable;

(vi) Seller shall use commercially reasonable efforts to (A) retain the services of its current executive officers (or their successors) who are in good standing and who are necessary to conduct the Business as it is currently being conducted in all material respects and (B) maintain their relationships with and preserve for the Business the goodwill of their key suppliers and customers in all material respects (it being understood that no increases to any payments or compensation, including any incentive, retention or similar compensation, shall be required in respect of either clause (A) or (B) hereof or other expenditures of funds (other than pursuant to the existing terms of any Contracts) or modification of Contract terms);

(vii) the Company shall (A) comply in all material respects with all Legal Requirements applicable to them or having jurisdiction over the Business or any Acquired Asset, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to any Available Contracts, and (C) maintain in full force and effect all material Permits and comply with the terms of each such Permit (but only to the extent such Permits are necessary for the Business and the Acquired Assets in the Ordinary Course of Business);

(viii) Seller shall cause any of their current property insurance policies with respect to the Business or any of the other Acquired Assets not to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement, policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect, to the extent such coverage is reasonably available;

(ix) Seller shall maintain, preserve and protect in full force and effect the existence of all material Intellectual Property owned by Seller and included in the Acquired Assets, except for abandonment of Intellectual Property that is de minimis to the Business in Seller’s reasonable business judgment; and

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(x) Seller shall not: (1) hire any employees having annual base or guaranteed compensation in excess of $50,000; (2) increase the annual rate of base salary or any target bonus opportunity of any Employee whose annual rate of base salary prior to such increase was in excess of $20,000; (3) pay or award any bonus, benefit, or other direct or indirect incentive compensation (other than any such payments authorized pursuant to an existing agreement); (4) award any equity compensation awards (whether phantom or equity) with respect to the equity of the Company or its Affiliates; (5) modify, amend or terminate any Employee Benefit Plan; (6) enter into any employment, compensation, severance, non-competition, or similar contract (or amended any such contract) to which any Seller is a party; or (7) adopt any new severance pay, termination pay, deferred compensation, bonus, or other Employee Benefit Plan with respect to employees that would be an Employee Benefit Plan if it existed on the Execution Date;

(xi) Selling Parties shall use commercially reasonable efforts not to take or agree to or commit to assist any other Person in taking any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (ii) that would reasonably be expected to impair the ability of Selling Parties or Buyer to consummate the Closing in accordance with the terms hereof or to materially delay such consummation.

(xii) Seller shall not change any method of accounting or accounting practice used by it, except as required by GAAP in any material respect;

(xiii) Seller shall not obtain any rulings or make any new elections with respect to Taxes, or enter into any agreements with any Taxing authority that would be reasonably likely to result in a Material Adverse Effect;

(xiv) Seller shall not enter into any commitment for capital expenditures, except as set forth in Seller’s budget or in the Ordinary Course of Business;

(xv) Seller shall not terminate, amend or modify any Lease or License in any material respect;

(xvi) Seller shall not merge or consolidate with any other Person or acquire a material amount of assets of any other Person; and

(xvii) Selling Parties shall not take, or agree, commit or offer (in writing or otherwise) to take, any actions in violation of the foregoing.

(b) Consents and Approvals. Selling Parties shall use commercially reasonable efforts to obtain all Consents prior to Closing. Selling Parties shall use their reasonable best efforts to assist Buyer in its efforts to obtain all necessary Permits including, but not limited to, making filings with Governmental Authorities, issuing power of attorneys to Buyer, as necessary, and providing access to personnel and books and records.

(c) Notices. From the date hereof until the Closing Date, Selling Parties shall provide Buyer with prompt written notice of Selling Parties’ Knowledge of (i) any breach of the representations and warranties set forth in Sections 5.1 or 5.2, (ii) the loss of any customer facility currently serviced by Seller, or (iii) the violation or breach of any representation, warranty, or covenant that has rendered, or that would reasonably be expected to render, the satisfaction of any condition to the obligations of Buyer hereunder impossible.

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(d) Cooperation. Selling Parties shall use commercially reasonable efforts to (i) obtain the Consents and (ii) take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby.

(e) Access to Records and Properties. Buyer shall be entitled to, at its expense, conduct such investigation of the condition of the Acquired Assets as Buyer shall reasonably deem appropriate.

(f) Notice of Certain Events. Selling Parties shall promptly notify Buyer of, and furnish to Buyer, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

Section 6.2 Pre-Closing Covenants of Buying Parties. Each of the Buying Parties covenants to Seller that, during the period from the Execution Date through and including the Closing Date or the earlier termination of this Agreement:

(a) Employment Offer. Immediately after the Closing Date, Buyer will provide employment offers to Ryan Legudi and Braydon Moreno, in the form of Exhibit C annexed hereto and made a part hereof (the “Employment Offers”).

(b) Cooperation. Buyer shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby.

(c) Notices. From the date hereof until the Closing Date, Buying Parties shall provide Seller with prompt written notice of (i) any breach of the representations and warranties set forth in Section 5.3 or (ii) the violation or breach of any representation, warranty, or covenant that has rendered, or that would reasonably be expected to render, the satisfaction of any condition to the obligations of Selling Parties hereunder impossible.

(d) Notice of Certain Events. Buying Parties shall promptly notify Seller of, and furnish to Buyer, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Selling Party’s obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

Section 6.3 Expenses. Each of Selling Parties and Buying Parties shall bear their own expenses in connection with this Agreement and the transactions contemplated hereby; provided, that Buyer shall reimburse the Selling Parties for their legal expenses up to an amount not to exceed $10,000.

Section 6.4 Employment Matters. Except as set forth in Section 6.2(a) and (b) above:

(a) Buyer shall offer employment post-Closing Date to all Seller Employees who have not yet been offered employment with the Buyer under Section 6.2(a). Any meeting between any such Seller Employees and Buyer pursuant to this subsection shall occur at a time and place that does not conflict with such Seller Employees’ employment obligations to Seller. The terms of employment offered by Buyer to such Seller Employees shall be on such terms and conditions as Buyer, in its sole discretion, may determine.

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(b) Only Seller Employees who are offered and accept (in each employee’s absolute discretion) such offers of employment with Buyer based on the initial terms and conditions set by Buyer and then actually commence employment with Buyer will become “Buyer Employees” after the Closing Date. Seller shall terminate, or shall cause to be terminated, on or prior to the Closing Date the employment of all Seller Employees who are offered and accept offers of employment with Buyer pursuant to this Section 6.4.

(c) Notwithstanding the foregoing, nothing herein will, after the Closing Date, impose on Buyer any obligation to retain any Buyer Employee in its employment for any amount of time or on any terms and conditions of employment. The employment of each such Buyer Employee with Buyer (including any Buyer Employee who may be on leave of absence) will commence immediately after the Closing Date. Except as otherwise required by Legal Requirement, specified in this Agreement, or otherwise agreed in writing by Buyer, Buyer shall not be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any Employee on account of any termination of such Employee’s employment on or before the Closing Date, and such benefits (if any) shall remain obligations of Seller.

(d) Following the Execution Date, Seller shall provide Buyer, its Affiliates, and their Representatives with reasonable access to the Buyer Employees and with information, including employee records, reasonably requested by Buyer and such Affiliates, except as otherwise prohibited by Legal Requirements.

Section 6.5 Name Change. If requested by Buyer, Seller will deliver to Buyer at the Closing a duly and properly authorized and executed evidence as to the amendment of such Seller’s certificate of incorporation changing Seller’s name to another name which does not include the name “MyStemKits”, “STEM Education”, “STEMify” or any derivation thereof. Upon the Closing, Seller hereby irrevocably authorizes Buyer to use the name “MySTEMKits,” “MyStemKit” or any derivation thereof for all purposes as well as any other trade names currently utilized by Seller.

Section 6.6 Post-Closing Books and Records; Properties; and Personnel. From and after the Closing Date for a period of one (1) year, each Party shall provide the other Parties (and their respective Representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with its normal business, to the assets, books, records, systems and other property and any employees of the other Parties so as to enable Buyer and Seller to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to prosecute and defend legal Actions or for other like purposes, including claims, objections and resolutions. During such one (1) year period, each Party (and its Representatives) shall be permitted to make copies of any books and records described in this Section 6.6, subject to the confidentiality requirements set forth in Section 6.7. If any Party desires to dispose of any such books and records, such Party shall, thirty (30) days prior to such disposal, provide the other Party with a reasonable opportunity to remove or copy such records to be disposed of at the removing Party’s expense. Buyer shall retain such books and records for a period of six (6) years following the Closing.

Section 6.7 Confidentiality. Subject to any disclosures which are required by law, the requirements of any regulatory body or the rules of any applicable stock exchange, each of the Parties shall, and shall use its best efforts to cause its Affiliates and Representatives to, hold all confidential documents and information concerning the Business, and the transactions set forth hereunder furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement. The Buying Parties acknowledge and agree that STEMify is a public company listed on the securities exchange operated by the Australian Securities Exchange and accordingly is subject to continuous disclosure obligations under the Listing Rules.

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Section 6.8 Post-Closing Covenants of Buyer. Following the Closing Date, upon reasonable advance notice and during reasonable hours, Buyer will permit Seller’s employees, agents and Person’s otherwise acting within the scope of Seller’s authority to have reasonable access to Seller’s business for the purpose of removing, selling, or otherwise pursuing Excluded Assets that have not been removed prior to the Closing.

ARTICLE 7

TAXES

Section 7.1 Transaction Taxes Related to Purchase of Acquired Assets. All Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets shall be borne by Buyer. Buyer and Seller shall cooperate to (a) determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, (b) provide all requisite exemption certificates and (c) prepare and file any and all required Tax Returns for or with respect to such Transaction Taxes with any and all appropriate Governmental Authorities.

Section 7.2 Allocation of Consideration. Buyer and Seller will allocate the Total Consideration among the Acquired Assets in accordance with a schedule to be reasonably agreed by them (the “Allocation”). The Allocation will be binding upon Buyer and Seller and their respective successors and assigns, and the Parties to this Agreement shall not take any position (whether in returns, audits or otherwise) that is inconsistent with the Allocation. Such allocation is intended by Buyer and Seller to comply with Section 1060 of the Code and any regulations promulgated thereunder. Buyer and Seller shall file Form 8954 with their respective federal income tax returns in a manner consistent with said allocation.

Section 7.3 Proration of Real and Personal Property Taxes. All real and personal property taxes and assessments on the Acquired Assets for any taxable period commencing on or prior to the Closing Date (“Adjustment Date”) and ending on or after the Adjustment Date (a “Straddle Period”) shall be prorated between Buyer and Seller as of the close of business on the Adjustment Date based on the best information then available, with (a) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending on the day prior to the Adjustment Date and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning on or after the Adjustment Date. Information available after the Adjustment Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Seller as set forth in the next sentence. All such pro-rations shall be allocated so that items relating to the portion of a Straddle Period ending on the day prior to the Adjustment Date shall be allocated to Seller based upon the number of days in the Straddle Period prior to the Adjustment Date and items related to the portion of a Straddle Period beginning after the Adjustment Date shall be allocated to Buyer based upon the number of days in the Straddle Period from and after the Adjustment Date; provided, however, that the Parties shall allocate any real property Tax in accordance with Section 164(d) of the Code. The amount of all such pro-rations that must be paid in order to convey the Acquired Assets to Buyer free and clear of all Liens other than Permitted Liens shall be calculated and paid on the Closing Date; all other pro-rations shall be calculated and paid as soon as practicable thereafter.

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Section 7.4 Cooperation on Tax Matters. Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

Section 7.5 Retention of Tax Records. After the Closing Date and for a period of six (6) years from the Closing Date, Buyer shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Acquired Assets and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Acquired Assets before the Closing Date, and Buyer shall give Seller notice and a reasonable opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them during such period. After the Closing Date and for a period of six (6) years from the Closing Date, Seller shall retain possession of all accounting, business, financial and Tax records and information that relate to the Excluded Liabilities. In addition, from and after the Closing Date, Buyer shall provide to Seller and its Affiliates (after reasonable notice and during normal business hours and without charge to Seller) access to the books, records, documents and other information relating to the Acquired Assets as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding or answer. Such access shall include access to any computerized information systems that contain data regarding the Acquired Assets.

Section 7.5 Unbilled Transactional Taxes. If a Tax assessment is levied upon Seller by an authorized tax jurisdiction for unbilled Transaction Taxes that are the obligation of Buyer under this Agreement, then Buyer shall reimburse Seller for those Taxes including any interest and penalty (other than any interest and penalties that are due to the actions, or inaction, of Seller).

ARTICLE 8

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

Section 8.1 Conditions Precedent to Performance by Selling Parties. The obligation of Selling Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a) Representations and Warranties of Buying Parties. The representations and warranties of Buying Parties made in Section 5.2 of this Agreement, in each case, shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Buying Parties again as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

(b) Performance of the Obligations of Buying Parties. Buying Parties shall have performed in all material respects all obligations required under this Agreement which are to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement and any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

(c) Injunctions. There shall be no stay, injunction or any governmental investigation or proceedings which contests the transaction contemplated by this Agreement.

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(d) No Litigation. There shall not be pending or threatened in writing by any Governmental Authority any suit, action or proceeding (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) seeking to obtain from any Seller Party any damages in connection with the transactions contemplated hereby.

(e) FSU Licence Assignment. The Buying Parties shall have delivered a deed of assignment and assumption of the FSU License as required by Section 4.3(f);

(f) Revenue Share Assumption. The Buying Parties shall have delivered a deed of assumption of the Revenue Share as required by Section 4.3(g);

(g) STEMify shareholder approval. STEMify obtaining all approvals of its shareholders which are necessary to be obtained under the Corporations Act or the Listing Rules in relation to this Agreement or the transactions contemplated herein, including but not limited to approval of its shareholders pursuant to Listing Rule 11.2.

Section 8.2 Conditions Precedent to the Performance by Buying Parties. The obligation of Buying Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Buying Parties, in its sole discretion:

(a) Representations and Warranties of Selling Parties. The representations and warranties of the Selling Parties made in Sections 5.1 and 5.2 of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by the applicable Selling Parties again as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

(b) Performance of the Obligations of Selling Parties. Selling Parties shall have performed in all material respects all obligations required under this Agreement to which Selling Parties is party to be performed by Selling Parties on or before the Closing Date (except with respect to any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

(c) No Injunction. No preliminary or permanent injunction or other order of any court or Governmental Authority that declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

(d) No Litigation. There shall not be pending or threatened in writing by any Governmental Authority any suit, action or proceeding, (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement, (ii) seeking to obtain from Buyer or any of its Affiliates any damages in connection with the transactions contemplated hereby or (iii) seeking to prohibit Buyer or any of its Affiliates from effectively controlling or operating any portion of the Acquired Assets.

(e) Release of ARPA Security Interests – All ARPA Security Interests being released.

(f) Condition of Acquired Assets. Other than reasonable wear and tear with respect to Owned Machinery and Equipment, the Acquired Assets have not become subject to physical damage or other casualty exceeding $25,000.

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(h) Material Adverse Changes. That no material event or threatened event shall have occurred prior to the Closing Date which was not contemplated by either the Buying Parties or the Selling Parties and which would adversely impair or affect the normal business operations of the Seller at the Business, including without limitation; the condition of the Acquired Assets, the anticipated financial results of the Business or title to the Acquired Assets.

Section 8.3 Termination if conditions not fulfilled.

(a) If the conditions precedent in Section 8.1 are not fulfilled or waived by March 31, 2020 (or such later date agreed by the Seller and Buyer) then the Seller may terminate this Agreement by providing written notice to the Buyer.

(b) If the conditions precedent in Section 8.2 are not fulfilled or waived by March 31, 2020 (or such later date agreed by the Seller and Buyer then the Buyer may terminate this Agreement by providing written notice to the Seller.

ARTICLE 9

TERMINATION

Section 9.1 Conditions of Termination. This Agreement may be terminated only in accordance with this Section 9.1. This Agreement may be terminated at any time before the Closing as follows:

(a) By mutual written consent of Seller and Buyer;

(b) By Seller, by written notice to Buyer, or by Buyer, by written notice to Seller, if any injunction, other order, or proceedings/investigations instituted by any Governmental Authorities that would delay, impair or otherwise hinder the Closing of the transactions contemplated by this agreement, restricting the transactions contemplated by this Agreement shall have become effective; provided, however that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) has used its commercially reasonable efforts to remove such injunction or other order;

(c) By Seller, by written notice to Buyer, if Seller has previously provided Buyer with written notice of any inaccuracy of any representation or warranty contained in Section 5.2 which inaccuracy could reasonably be expected to result in a material failure to perform any covenant of Buying Parties contained in this Agreement, and Buying Parties have failed, within five Business Days after receipt of such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Seller of Buying Parties’ ability to remedy such inaccuracy or perform such covenant; provided, that Seller shall not have the right to terminate this Agreement under this Section 9.1(c) if either of Selling Parties is in material breach of this Agreement at the time Seller gives such notice;

(d) By Buyer, by written notice to Seller, if Buyer has previously provided Selling Parties with written notice of any inaccuracy of any representation or warranty of Selling Parties contained in Sections 5.1 or 5.2 which inaccuracy could reasonably be expected to result in, individually or in the aggregate with the results of other inaccuracies, a material failure to perform any covenant of Seller contained in this Agreement, and Selling Parties have failed, within five Business Days after receipt of such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Buyer of Selling Parties’ ability to remedy such inaccuracy or perform such covenant; provided, that Buyer shall not have the right to terminate this Agreement under this Section 9.1(d) if either of Buying Parties’ is in material breach of this Agreement at the time it gives such notice; and

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(e) By the Seller or the Buyer in accordance with Section 8.3.

Section 9.2 Remedies. Each party acknowledges that in case of any breach of its covenants or other obligations, the other parties may suffer immediate and irreparable harm. Accordingly, in case of any such breach, the non-breaching party or parties shall be entitled to obtain damages or other remedies provided at law or in this Agreement and/or such other relief in law or equity as may be granted by any court of competent jurisdiction.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

Section 10.2 Survival of Seller’s Representations, Warranties and Covenants. The representations and warranties made by Selling Parties and by the Buying Parties set forth in this Agreement will survive the Closing for a period of six (6) months (the “Survival Period”). The covenants and agreements of each of the Selling Parties and the Buying Parties shall survive the Closing Date indefinitely.

Section 10.2 Indemnification.

(a) Selling Parties or Buying Parties or their Affiliates, as applicable (each an “Indemnified Party”) shall not have any claim or right of recovery for any breach or inaccuracy of a representation or warranty by the other Party or Parties (each an “Indemnifying Party”), unless (i) written notice is given by an Indemnified Party to an Indemnifying Party of the representation or warranty pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach of the representation or warranty, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (ii) such notice is given prior to the expiration of the Survival Period.

(b) Buying Parties hereby agrees to indemnify, defend and hold Selling Parties and their respective Representatives (collectively, “Seller Representatives”) harmless from, against and in respect of:

(i) any and all Losses suffered or incurred by any of the Selling Parties or Seller Representatives in respect of, in connection with or arising out of any breach or inaccuracy of a representation, warranty or covenant made by any of the Buying Parties (for the avoidance of doubt, including but not limited to the covenants in Section 3.1);

(ii) any and all Losses suffered or incurred by any of the Selling Parties or Seller Representatives in respect of, in connection with or arising out of any Assumed Liabilities from and after the Closing Date;

(iii) any and all Losses suffered or incurred by any of the Selling Parties or Seller Representatives arising from Buyer’s use or operation of the Business or the Acquired Assets from and after the Closing Date;

(iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

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(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buying Parties (or any Person acting on Buying Parties’ behalf) in connection with any of the transactions contemplated by this Agreement.

(c) Selling Parties hereby agree to indemnify, defend and hold the Buying Parties and their respective Representatives (collectively, “Buyer Representatives”) harmless from, against and in respect of:

(i) any and all Losses suffered or incurred by any of the Buying Parties or Buyer Representatives in respect of, in connection with or arising out any breach or inaccuracy of a representation, warranty or covenant made by any of the Selling Parties;

(ii) any and all Losses suffered or incurred by any of the Buying Parties or Buyer Representatives in respect of, in connection with or arising out of any Excluded Liabilities or any Excluded Assets;

(iii) any and all Losses suffered or incurred by any of the Buying Parties or Buyer Representatives arising from Selling Parties’ use or operation of the Business or the Acquired Assets prior to the Closing Date;

(iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Selling Parties (or any Person acting on Selling Parties behalf) in connection with any of the transactions contemplated by this Agreement.

Section 10.3 Effect of Investigation. The representations, warranties and covenants of an Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 10.4 Maximum recovery by the Parties. The maximum aggregate amount recoverable by the Buying Parties from all Selling Parties or by the Selling Parties from all Buying Parties for all Claims under this Agreement (including but not limited to Claims in relation to a breach of a warranty or representation given by a party in Section 5) is the value of the Purchase Price actually paid by the Buyer to the Seller. The limitation in this Section 10.4 does not apply to the extent a Claim is caused by the fraud or willful deceit of the defaulting party.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Further Assurances. At the request and the sole expense of the requesting party, Buyer or Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or Seller, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement.

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Section 11.2 Successors and Assigns. Buyer shall have the right to assign to any Affiliate or Affiliates (each, an “Assignee”) any of its rights or obligations (including the right to acquire any of the Acquired Assets) and may require any such Assignee to pay all or a portion of the Cash Purchase Price and/or to assume all or a portion of those Assumed Liabilities that are both described in Section 2.3 and relate to the Acquired Assets acquired by the Assignee. In the event of any assignment pursuant to this Section 11.2, Buyer shall not be relieved of any liability or obligation hereunder.

Section 11.3 Governing Law; Resolution of Disputes. This Agreement, and any disputes arising under this Agreement, will be governed by and construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Washington, without giving effect to any conflict of laws principle to the contrary. Any dispute involving the interpretation or application of this Agreement which cannot be resolved by good faith negotiations among the Parties shall be resolved by final and binding arbitration before a single neutral arbitrator who shall be a retired judge pursuant to the then effective rules of the JAMS Dispute Resolution (“JAMS”). The arbitration shall be held in Atlanta, Georgia and the ruling of the arbitrator shall be final and binding upon all Parties to this Agreement and their Affiliates and may be enforced in any court of competent jurisdiction, including the state and federal courts seated in Atlanta, Georgia (and any appellate court thereof).

Section 11.4 WAIVER OF JURY TRIAL. Each Party hereby irrevocably and unconditionally (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the arbitration procedures set forth in Section 11.3, above, and (ii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the resolution of disputes before JAMS arbitrator in Seattle, Washington. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREIN, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

Section 11.5 Notices. All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below: (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the party to whom notice is to be given; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Buying Parties, to:	Boxlight Corporation 1045 Progress Circle Lawrenceville, GA 30043 Attn: Michael Pope, President (360) 464-4478 Email: michael.pope@boxlight.com

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with a copy (which will not constitute notice to Buying Parties) to:	Michelman & Robinson, LLP 10880 Wilshire Boulevard, 19th floor Los Angeles, CA 90024 Attn: Stephen A. Weiss, Esq. (424) 365-6024 Email: sweiss@mrllp.com

If to Seller, to:	MyStemKits, Inc. 8910 University Center Lane, Suite 400 San Diego, CA 92122 Ryan Legudi +1 (858) 900-4158 ryan@mystemkits.com

If to STEM Education and STEMIFY:	Tim Grice Level 5, 126 Phillip Street Sydney, NSW, 2000, Australia +61 (2) 8072 3040 tim@robo3d.com

with a copy (which will not constitute notice to Selling Parties) to:	GTP Legal Attn: Grant Paterson 68 Aberdeen Street Northbridge, WA, 6865 +61 8 65551866 gpaterson@gtplegal.com

Any Party may change its address, phone number, or email address for the purpose of this Section 11.5 by giving the other Parties written notice of its new address in the manner set forth above.

Section 11.6 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. Delivery by facsimile or in a PDF transmission of a counterpart of this Agreement as executed by the party making the delivery shall constitute good and valid execution and delivery of this Agreement for all purposes.

Section 11.7 Severability. If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

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Section 11.8 Third Party Beneficiaries. Except with respect to the rights hereunder of any Indemnified Person, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against any Party hereto.

Section 11.9 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

Section 11.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.11 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties, and any such assignment shall be void; provided, however, that a Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 11.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.13 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers, as of the Execution Date.

BOXL

BOXLIGHT CORPORATION

By:	/s/ Michael Pope
Name:	Michael Pope,
Title:	President

BUYER

BOXLIGHT, INC.

By:	/s/ Michael Pope
Name:	Michael Pope,
Title:	President

SELLER

MYSTEMKITS, INC.

By:	/s/ Ryan Legudi
Name:	Ryan Legudi
Title:	CEO and Sole Director

STEM EDUCATION HOLDINGS PTY LIMITED

By:	/s/ Ryan Legudi
Name:	Ryan Legudi
Title:	CEO and Sole Director

STEMIFY LIMITED

By:	/s/ Jonathan Pearce
Name:	Jonathan Pearce
Title:	Director

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FSU License Agreement

[Exhibit A to Asset Purchase Agreement]

EXHIBIT B

[Form of Purchase Note]

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

BOXLIGHT. INC.

Purchase Note

Note No. 1	$350,000.00
Dated: ___________, 2020 (the “Issuance Date”)

For value received, Boxlight, Inc., a Washington State corporation (the “Maker” or the “Company”), hereby promises to pay to the order of MyStemKits, Inc,, a Delaware corporation (together with its successors and representatives, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of (a) THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00), less (b) the amount of the Assumed Employee Entitlements payable to Ryan Legudi under the Purchase Agreement defined below (the “Principal Amount”). Such Principal Amount shall be adjusted to reflect the actual Assumed Employee Entitlements owed to Ryan Legudi as at the Closing Date defined under the Purchase Agreement.

All payments under or pursuant to this Purchase Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder either (at the Holder’s election) at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the account nominated in writing by the Holder.

This Note has been executed and delivered pursuant to the Asset Purchase Agreement, dated as of February 3, 2020 (as the same may be amended from time to time, the “Purchase Agreement”), by and among the Maker, the Holder, STEM Education Holdings Pty Limited (“STEM Education”), STEMify Limited (“STEMify”) and Boxlight Corporation, a Nevada corporation (“BOXL”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

This Note represents partial consideration for the Company’s purchase of the Acquired Assets under the Purchase Agreement.

The outstanding unpaid Principal Amount of this Note shall accrue simple interest on a daily basis at a rate equal to seven percent (7%) per annum (the “Interest Rate”), which shall be payable as set forth below.

The outstanding unpaid Principal Amount of this Note, together with accrued interest at the Interest Rate, shall be payable in four equal quarterly principal installments of Eighty Seven Thousand Five Hundred Dollars ($87,500), plus accrued interest thereon, commencing on April 28, 2020, and thereafter on July 28, 2020, October 28, 2020 and a final installment due and payable on January 28,2021 (each an “Installment Payment Date”). In the event that an Installment Payment Date shall fall on a Saturday, Sunday or holiday, such installment payment shall be made on the next succeeding Business Day.

The Maker shall have the right to prepay all or any portion of the Principal Amount of this Note plus accrued interest hereon at any time or from time to time without premium or penalty. Any such prepayments shall be applied in the order of earliest maturing indebtedness.

This Note may be transferred or sold by the Holder, subject to the provisions the Purchase Agreement. This Note may be transferred or sold by the Maker, without the prior consent of the Holder, provided that any sale or transfer shall not relieve the Maker of liability under this Note, unless otherwise agreed by the Holder.

Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

An “Event of Default” under this Note shall mean the occurrence and continuation of any of the following events:

(a) any default in the payment of the Principal Amount or accrued interest (if any) hereunder when due, which is not cured within five (5) Business Days from the applicable due date;

(b) the Maker shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

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(c) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of forty-five (45) days.

Upon the occurrence and during the continuation of any Event of Default that has not been remedied within the applicable cure period and until such time as the earlier to occur of: (i) the outstanding Principal Amount together with all accrued and unpaid interest thereon has been paid by the Maker to the Holder in full; or (ii) the Event of Default having been remedied by the Maker pursuant to the terms herein, the Maker shall pay interest on the outstanding Principal Amount hereunder at an interest rate per annum at all times equal to twelve percent (12%) per annum (the “Default Interest Rate”). Accrued and unpaid interest (including interest on past due interest) shall be immediately due and payable upon demand by the Holder.

If an Event of Default shall have occurred and shall not have been remedied within ten (10) Business Days, the Holder may at any time at its option by notice to the Maker declare the entire outstanding Principal Amount plus all accrued and unpaid interest thereon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the rights of the Holder.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address, (b) two Business Days following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

This Note shall be governed by and construed in accordance with the Laws of the State of California, without reference to principles of conflict of laws or choice of laws. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

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The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms herein.

No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the Superior Court of the State of California, San Diego County, or in the United States District Court for the Southern District of California. The Company and the Holder irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

Except as otherwise specifically provided herein, the Maker does hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND DOES HEREBY WAIVE TRIAL BY JURY. No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

BOXLIGHT, INC.

By:
Name:	Michael Pope,
Title:	President

MYSTEMKITS, INC.

By:
Name:	Ryan Legudi,
Title:	Director

[Exhibit B to Asset Purchase Agreement]

EXHIBIT C

Employment Offers

[Exhibit C to Asset Purchase Agreement]

EXHIBIT D

Seller Disclosure Schedule

[Exhibit D to Asset Purchase Agreement]